EXHIBIT 5.01

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                  212-450-4000


                                                     August 6, 2001


The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

         We are acting as counsel for The AES Corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 750,000 shares (the "Plan Shares") of the Registrant's Common Stock, par value of $0.01 per share, issuable pursuant to The AES Corporation 2001 Stock Option Plan for Outside Directors (the "Directors' Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Plan Shares as we have deemed necessary for the purpose of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Plan Shares deliverable pursuant to the Directors' Plan have been duly authorized and, when and to the extent issued pursuant to the Directors' Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.


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         We consent to the filing of this opinion as Exhibit 5.01 to the
Registration Statement.

                                             Very truly yours,


                                             /s/ DAVIS POLK & WARDWELL
                                             -------------------------
                                             DAVIS POLK & WARDWELL